Exhibit 10.2

SUBLICENSE AGREEMENT

THIS SUBLICENSE AGREEMENT (this “Agreement”), which is effective as of January 13, 2022 (the “Effective Date”), is made and entered into by and between LIQUIDMETAL GOLF, a California corporation, with its principal executive offices located at 20321 Valencia Circle, Lake Forest, CA 92630 (hereinafter, “SUBLICENSOR”), and Amorphous Technologies Japan Inc., a Japanese company, with its principal executive offices located at 7-1-9, Kanasugi, Funabashi-shi, Chiba, Japan (hereinafter, “SUBLICENSEE”).

RECITALS

A.

Pursuant to a License Agreement dated January 1, 2002 (the “Master License Agreement”), Liquidmetal Technologies, Inc. (hereinafter “LICENSOR”), a Delaware corporation having its principal place of business located at 20321 Valencia Circle, Lake Forest, CA 92630, granted to SUBLICENSOR an exclusive license (including the right to sublicense) of patents and other proprietary rights to certain amorphous metallic materials and composites thereof in the field of golf clubs and other products used in the sport of golf.

B.	The Master License Agreement remains in effect as of the date hereof.

C.	SUBLICENSEE seeks a sublicense to utilize SUBLICENSOR’s technology, and SUBLICENSOR and SUBLICENSEE desire to formalize and memorialize this sublicense and its consideration.

AGREEMENTS

NOW, THEREFORE, in consideration of the mutual covenants and understandings set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1.	DEFINITIONS

1.1.

Amorphous Alloy. The term “Amorphous Alloy” means any one or more amorphous alloys or bulk metallic glasses (or composite materials containing amorphous alloys or bulk metallic glasses) including the Liquidmetal Products (defined below), and any and all alloys now or in the future that are proprietary to Liquidmetal or marketed or sold under the Liquidmetal® brand.

1.2.

Confidential Information. The term “Confidential Information” means any and all nonpublic information of LICENSOR or SUBLICENSOR disclosed to SUBLICENSEE relating to LICENSOR’s or SUBLICENSOR’s businesses, Technology, or Intellectual Property. “Confidential Information” may be any information, data, or know-how in any form, including documented information, machine-readable or machine-interpreted information, information contained in physical components, designs, sketches, reports, etc., and may include, without limitation, technical data, formulae, processes, specifications, samples, studies, inventions, ideas, cost and pricing information, and business, financial and marketing information. “Confidential Information” may include, but is not limited to, information concerning the composition, processing, manufacturing, properties, and applications of any proprietary technology of LICENSOR or SUBLICENSOR, in whatever form such information is provided, whether oral, written, visual, demonstrational, machine-readable, electronic, in physical samples, or otherwise, and whether or not protected or protectable by patent, copyright, trademark, trade secret, or other law.

1.3.

Intellectual Property. The term “Intellectual Property” means inventions (whether or not protected or protectable under patent laws), works of authorship, information fixed in any tangible medium of expression (whether or not protected or protectable under copyright laws), moral rights, mask works, trademarks, trade names, trade dress, trade secrets, developments, designs, applications, processes, know-how, discoveries, ideas (whether or not protected or protectable under trade secret laws), and all other subject matter protected or protectable under patent, copyright, moral right, mask work, trademark, trade secret, or other laws, including, without limitation, all new or useful art, combinations, formulae, manufacturing techniques, technical developments, applications, data, and research results. “Intellectual Property” shall also include any and all derivatives, improvements, enhancements, and applications based on or derived from any of the foregoing.

1.4.

Licensed Product(s). The term “Licensed Product(s)” means golf clubs and golf club components, as well as other products marketed specifically for use in the sport of golf, that incorporate or utilize any material, technology, or process covered by at least one claim of a Patent or Patent Application and/or which otherwise utilize any part of the Technology. However, the term “Licensed Products” shall not include any Reserved Products.

1.5.

New Amorphous Alloy Technology. The term “New Amorphous Alloy Technology” means, to the extent developed or acquired after the Effective Date by SUBLICENSEE jointly with or independently from SUBLICENSOR, all Amorphous Alloys and/or all Intellectual Property relating to the composition, processing, properties, or applications of Amorphous Alloys, and all Patents therefor, including, but not limited to, improvements to Patents.

1.6.

Net Sales Price. The term “Net Sales Price” means, for the purposes of computing royalties under this Agreement, SUBLICENSEE’s aggregate gross invoice price on the sale of Licensed Products during period for royalties are being calculated, less returns or refunds during such period, but before deduction of any other items, including but not limited to freight allowances and cash discounts.

1.7.	Parties; Party. The term “Parties” means SUBLICENSOR and SUBLICENSEE, collectively. The term “Party” means either SUBLICENSOR or SUBLICENSEE.

1.8.

Patents; Patent. The term “Patents” means any United States or foreign patents, and any continuation, divisional, and counterpart thereof to which SUBLICENSOR retains exclusive rights. The term “Patent” means any of the “Patents.”

1.9.

Patent Application. The term “Patent Application” means any United States or foreign patent application, and any continuation, divisional, and counterpart thereof, where the patent application covers the Technology (as defined below).

1.10.	“Reserved Products” means any of the following:

a.

Any Consumer Electronic Products (as defined below) or any components or sub-components suitable for use with any Consumer Electronic Products. For this purpose, “Consumer Electronic Products” means personal computers (portable and desktop); tablet or slate style computing devices; handheld electronic and/or communication devices (e.g., smartphones, digital music players, multi-function devices, etc.); any device whose function includes the creation, storage or consumption of digital media; any component or sub-component in any Consumer Electronic Product; and any accessory that is the same or similar (in the sole discretion of Apple Inc.) to an accessory made or sold by or on behalf of Apple Inc. (regardless of when Apple Inc. sold or started to sell such accessory) that is suitable for use with any Consumer Electronic Product; and

b.	Any watches or components for watches.

1.11.

Technology. The term “Technology” means Patents, Patent Applications, and other Intellectual Property of SUBLICENSOR which, as reasonably determined by SUBLICENSOR, have an application or potential application for the Licensed Products.

2.

LICENSE GRANT. Subject to the terms and conditions of this Agreement and in consideration of the agreement to pay the Royalty, as defined below, SUBLICENSOR hereby grants to SUBLICENSEE a non-transferable sublicense under the Technology to use, manufacture, make, have made, and sell Licensed Products. The rights granted herein shall not include the right of SUBLICENSEE to further sublicense the Technology without the express prior written consent of SUBLICENSOR. The rights and licenses herein shall be subject to the terms of the Master License Agreement, and SUBLICENSEE shall comply at all times with the terms of the Master License Agreement.

2.1.

No Implied Licenses. No right or license is granted herein, to SUBLICENSEE or any third party, by implication or otherwise under any patent or patent application other than the Patents and Patent Applications. No right or license is granted, by implication or otherwise, to any party other than SUBLICENSEE.

2.2.

Restrictions. No other rights are granted to SUBLICENSEE by this Agreement, and all rights not specifically granted to SUBLICENSEE herein (including the right to sublicense) are reserved by SUBLICENSOR. Specifically, SUBLICENSEE covenants and agrees that it will not take or allow others to take any of the following actions:

2.2.1.	Disclose or transmit any part of the Technology or Confidential Information of SUBLICENSOR to unauthorized third parties; or

2.2.2.	reverse engineer, break down, or disassemble any part of the Technology or any other technology of SUBLICENSOR or attempt any such disassembly or reverse engineering.

3.

TRADEMARKS. During the term of this Agreement, SUBLICENSEE will have the right to use the “LIQUIDMETAL” logo and trademark (collectively, the “Trademarks”) in connection with the Licensed Products. All resulting use of any of the Trademarks shall inure solely to the benefit of SUBLICENSOR. SUBLICENSEE’s rights shall be subject to SUBLICENSOR’s trademark usage policies, requirements, and limitations as SUBLICENSOR may provide in writing from time to time.

4.	ROYALTIES

4.1.

Royalty Rate. SUBLICENSEE agrees to pay SUBLICENSOR a royalty charged as a percentage of the sale price of the Licensed Product. The royalty shall be an amount equal to three percent (3%) of the Licensed Products’ Net Sales Price. Such royalty shall be paid in U.S. dollars within thirty (30) days after the end of each calendar quarter, based on shipments of Licensed Products made by SUBLICENSEE during the calendar quarter.

4.2.

Royalties for Transactions Not at Arm’s Length. SUBLICENSEE agrees that in the event any Licensed Products shall be sold (A) to a SUBLICENSEE Affiliate, or (B) to a corporation, firm, or association with which, or individual with whom SUBLICENSEE or its stockholders or affiliates shall have any agreement, understanding, or arrangement (such as, among other things, an option to purchase stock, or an arrangement involving a division of profits or special rebates or allowances) without which agreement, understanding, or arrangement, prices paid by such a corporation, firm, association or individual for the Licensed Products would be higher than the Net Sales Price reported by SUBLICENSEE, or if such agreement, understanding, or arrangement results in extending to such corporation, firm, association, or individual lower prices for Licensed Products than those charged to outside concerns buying similar products in similar amounts and under similar conditions, then, and in any such events, the royalties to be paid hereunder in respect of such Licensed Products shall be computed based on an assumed or deemed Net Sales Price equal to those charged to such outside concerns.

4.3.

Late Fees. In the event SUBLICENSEE is late in making payments to SUBLICENSOR under any provision of this Agreement, for each month (or portion thereof) that such payments are late, SUBLICENSEE shall pay SUBLICENSOR a late charge equal to the lesser of one percent (1%) or the maximum rate permitted by law multiplied by the amount of the payment that is late (including any prior accumulated late charges).

4.4.

Taxes. With the exception of any withholding tax levied in accordance with the enforceable double taxation treaty between the United States and Japan, all payments due hereunder shall be paid without deduction for taxes, assessments, or other charges of any kind or description that may be imposed on SUBLICENSOR by any government except the federal government of the United States, or any political subdivision of such non United States government, with respect to any amounts payable to SUBLICENSOR pursuant to this Agreement, and such taxes, assessments, and other charges shall be paid for and assumed by SUBLICENSEE.

4.5.

Currency. All payments specified in this Agreement shall be made in United States Dollars at the prevailing exchange rate on the day before the payment is made. SUBLICENSEE shall pay all amounts owed to SUBLICENSOR by wire transfer of immediately available funds unless otherwise agreed upon in writing between the parties.

4.6.

No Right of Setoff. SUBLICENSEE shall have no right to withhold, delay, or setoff payments of royalties on the grounds that SUBLICENSEE believes a pending Patent application will not issue, or that SUBLICENSEE believes an unexpired Patent will be invalidated by a court or governmental agency of competent jurisdiction.

5.	SUBLICENSOR WARRANTIES; LIMITATION OF LIABILITY.

5.1.	Representations and Warranties of SUBLICENSOR.

5.1.1.

SUBLICENSOR represents and warrants to SUBLICENSEE that SUBLICENSOR or LICENSOR has sole right, title and interest in and to the Patents and other proprietary rights as stipulated under this Agreement, that SUBLICENSOR has the power and authority to grant any and all rights granted to SUBLICENSEE hereunder, and that SUBLICENSOR has notified the LICENSOR and received approval (if any) from the LICENSOR of its intent to enter into this Agreement

5.2.

Disclaimer of Warranties. THE ABOVE LISTED WARRANTIES ARE LIMITED WARRANTIES AND ARE THE ONLY WARRANTIES BY SUBLICENSOR WITH RESPECT TO THE TECHNOLOGY PROVIDED UNDER THIS AGREEMENT. SUBLICENSOR EXPRESSLY DISCLAIMS ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS, IMPLIED, STATUTORY, OR ARISING OUT OF CUSTOM OR TRADE USAGE, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON-INFRINGEMENT. SUBLICENSOR MAKES NO WARRANTY THAT ITS TECHNOLOGY WILL MEET THE REQUIREMENTS OF SUBLICENSEE. SUBLICENSOR MAKES NO WARRANTIES WITH RESPECT TO FREEDOM FROM ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS OR FREEDOM FROM THIRD PARTY INFRINGERS, AND SUBLICENSOR IS NOT UNDER ANY OBLIGATION TO HOLD SUBLICENSEE HARMLESS AGAINST SUCH ALLEGED INFRINGEMENT OF THIRD PARTY PATENTS NOR TO ENFORCE ITS PATENT PROPERTIES AGAINST ALLEGED INFRINGERS. THE FOREGOING PROVISION SHALL BE ENFORCEABLE TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW.

5.3.	Patents. SUBLICENSOR shall have no obligation to continue to prosecute any pending Patent Applications, to maintain issued Patents, or to seek to enforce its Patents or Patent Applications.

5.4.

Inventions and Improvements. All New Amorphous Alloy Technology shall be owned by SUBLICENSOR, provided that such New Amorphous Alloy Technology shall be included within the definition of “Technology” in this Agreement.

5.5.

Assignment. SUBLICENSEE hereby assigns to SUBLICENSOR, and will cause its employees, contractors, representatives, successors, assigns, Affiliates, parents, subsidiaries, officers and directors to assign to SUBLICENSOR, any right, title, or interest in and to any New Amorphous Alloy Technology acquired by SUBLICENSEE or in which SUBLICENSEE acquires any rights. SUBLICENSOR and SUBLICENSEE separately agree to cooperate and cause each of its employees and contractors to cooperate in the preparation and prosecution of Patent Applications relating to such New Amorphous Alloy Technology.

5.6.

Consequential Damages. IN NO EVENT SHALL SUBLICENSOR BE LIABLE TO SUBLICENSEE OR ANY THIRD PARTY FOR ANY INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING, WITHOUT LIMITATION, ANY INDIRECT, SPECIAL, PUNITIVE, OR EXEMPLARY DAMAGES FOR LOSS OF BUSINESS, LOSS OF PROFITS, LOSS OF REVENUES, BUSINESS INTERRUPTION, LOSS OF SOFTWARE, LOSS OF DATA, LOSS OF BUSINESS INFORMATION, THE INADEQUACY OF THE LICENSED MATERIALS FOR ANY PURPOSE, OR ANY OTHER ITEM) ARISING OUT OF OR CONNECTED IN ANY WAY WITH SUBLICENSOR’S PERFORMANCE UNDER THIS AGREEMENT OR SUBLICENSEE’S USE OF OR INABILITY TO USE THE LICENSED TECHNOLOGY, EVEN IF SUBLICENSOR HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. SUBLICENSEE AGREES THAT SUBLICENSOR SHALL NOT BE LIABLE FOR DAMAGE INCURRED BY SUBLICENSEE OR A THIRD PARTY AS A RESULT OF SUBLICENSEE’S USE OF OR INABILITY TO USE THE LICENSED TECHNOLOGY.

6.	SUBLICENSEE WARRANTIES AND INDEMNIFICATION.

6.1.	Representations and Warranties of SUBLICENSEE.

6.1.1.	Permits. SUBLICENSEE represents and warrants that it has obtained any and all governmental permits, licenses, or other approvals required for the performance of its obligations under this Agreement.

6.1.2.

Authority. SUBLICENSEE represents and warrants that (i) it is wholly and exclusively owned by Mr. Ryuji Kajiwara; (ii) it has full corporate power and authority to enter into this Agreement and perform the obligations hereunder; (iii) the execution, delivery and performance of this Agreement and the implementations of the transactions contemplated hereunder have been duly approved and authorized by all requisite corporate action; and (iv) this Agreement constitutes a valid and legally binding obligation, enforceable in accordance with its terms.

6.1.3.	Safety. SUBLICENSEE represents and warrants that SUBLICENSEE has, either in-house or at its disposal, the expertise necessary to use the Technology in a safe and effective manner.

6.1.4.

No Prohibited Claims. SUBLICENSEE represents and warrants that SUBLICENSEE shall not claim against SUBLICENSOR or any SUBLICENSOR officer, director, employee, agent, or affiliate any of the claims for damages referenced in Section 5.6 (Consequential Damages) and shall obligate any of SUBLICENSEE’s agents, employees, contractors or shareholders not to bring such damage claims against SUBLICENSOR.

6.2.

Indemnity. SUBLICENSEE agrees to indemnify and hold SUBLICENSOR, its officers, directors, employees, agents, representatives, successors and assigns harmless from and against all losses, damages or expenses of whatever form or nature, including attorneys' fees and other costs of legal defense, whether direct or indirect, which they, or any of them, may sustain or incur as a result of any acts or omissions of SUBLICENSEE or any of its directors, officers, managers, affiliates, employees, representatives, or agents, including, but not limited to (a) breach of or failure to perform any obligation, provision or condition of SUBLICENSEE contained in any of the provisions of this Agreement; (b) personal injury, death, environmental damage, property damage, or any defects in design, materials or workmanship of any kind including in the Licensed Product; (c) failure of SUBLICENSEE to pay when due all taxes, assessments, levies or charges from any sources which may be assessed or levied against SUBLICENSEE as a result of its use of the Technology, including, without limitation, any tax in the nature of an excise tax, sales tax, value-added tax, health or other social welfare tax or charge, import duty, customs duty, or import licensing fee or charge; (d) violation by SUBLICENSEE (or any of its directors, officers, managers, affiliates, employees, representatives, or agents) of any applicable law, regulation or order; or (e) any misappropriation or misuse by SUBLICENSEE of any Intellectual Property or Confidential Information of SUBLICENSOR.

7.	TERM AND TERMINATION.

7.1.	Term. This Agreement shall be in effect from the Effective Date and shall continue in effect until the third (3rd) anniversary of the Effective Date or the expiration of Patents, whichever is earlier.

7.2.	Premature Termination. Notwithstanding any other provision contained herein, this Agreement may be terminated as follows:

7.2.1.

Material Breaches. This Agreement shall terminate on the thirtieth (30th) day after either Party gives the other Party written notice of a material breach by the other Party of any term or condition of this Agreement, unless the breach is cured before that day; provided however, that if a breach of the same general type has occurred and been cured more than twice during the same twelve (12) month period as the most recent breach, the Party providing notice of termination can elect not to accept the cure and cause this Agreement to terminate. The right of a Party to terminate this Agreement shall be in addition to and not in lieu of any other right or remedy that the terminating Party may have at law or in equity.

7.2.2.

Bankruptcy. This Agreement may be terminated immediately by a Party in the event the other Party becomes insolvent, files or has filed against it a petition under any chapter of the United States Bankruptcy Code (or any similar petition under the insolvency law of an applicable jurisdiction) and such petition is not dismissed within sixty (60) days, proposes any dissolution, liquidation, financial reorganization, or re-capitalization with creditors, or makes an assignment or trust mortgage for the benefit of creditors or if a receiver, trustee, custodian, or similar agent is appointed or takes possession of any property or business of such other Party.

7.2.3.

Misappropriation. This Agreement may be terminated immediately without liability by SUBLICENSOR in the event that SUBLICENSOR has reasonable grounds to believe that unauthorized use of the Technology, Intellectual Property, or Confidential Information of SUBLICENSOR has been made (including, but not limited to, a breach of Section 2.2 (Restrictions) hereof), or that SUBLICENSEE has breached its duty of confidentiality.

7.3.	Effect of Termination.

7.3.1.	SUBLICENSEE’s Rights Upon Termination. Upon termination of this Agreement, the licenses and all other rights granted to SUBLICENSEE under this Agreement shall immediately terminate.

7.3.2.

Return of Confidential Materials. Within fifteen (15) days after termination of this Agreement, SUBLICENSEE shall return to SUBLICENSOR all Confidential Information of SUBLICENSOR then in its possession, custody or control.

7.3.3.

Continuation of Obligations. After termination of this Agreement, the provisions of this Agreement concerning SUBLICENSEE’s obligations and responsibilities under Section 8 (Confidentiality) shall continue in full force and effect in perpetuity.

7.3.4.

No Damages for Termination; No Effect on Other Rights and Remedies. Neither Party shall be liable for damages of any kind as a result of properly exercising its respective right to terminate this Agreement according to the terms and conditions of this Agreement, and termination will not affect any other right or remedy of either Party.

7.3.5.

Royalties Outstanding. In the event SUBLICENSOR terminates the licenses granted under this Agreement for nonpayment of royalties or other amounts owed by SUBLICENSEE, in accordance with the terms of this Agreement, all amounts then owing by SUBLICENSEE shall immediately become due and payable.

8.	CONFIDENTIALITY.

8.1.

Restrictions. Without the express written consent of SUBLICENSOR, SUBLICENSEE covenants and agrees that it, its employees, contractors, representatives, successors, assigns, affiliates, parents, subsidiaries, officers, directors, and the like will (a) hold SUBLICENSOR’s and LICENSOR’S Confidential Information in strict confidence, use a high degree of care in safeguarding SUBLICENSOR’s and LICENSOR’’s Confidential Information, and take all precautions reasonably necessary to protect SUBLICENSOR’s and LICENSOR’s Confidential Information including, without limitation, all precautions SUBLICENSEE normally takes with respect to its own Confidential Information, (b) not divulge any of SUBLICENSOR’s or LICENSOR’s Confidential Information or any information derived therefrom to any third person, (c) not make any use whatsoever at any time of SUBLICENSOR’s or LICENSOR’s Confidential Information except in furtherance of the rights granted to SUBLICENSEE hereunder, (d) not copy, reverse engineer, alter, modify, break down, disassemble or transmit any of SUBLICENSOR’s or LICENSOR’s Confidential Information, (e) not, within the meaning of United States or other export control laws or regulations, export or re-export, directly or indirectly, including but not limited to export on the Internet or other network service, any of SUBLICENSOR’s or LICENSOR’s Confidential Information, (f) not use or allow others to use SUBLICENSOR’s and LICENSOR’s Confidential Information for the benefit of SUBLICENSEE or any other party, except as expressly permitted hereby, (g) notify SUBLICENSOR in writing immediately upon discovery of any unauthorized use or disclosure of SUBLICENSOR’s or LICENSOR’s Confidential Information by SUBLICENSEE or its employees or any third party, and (h) upon demand by SUBLICENSOR, promptly return, or at SUBLICENSOR’s option destroy and certify to SUBLICENSOR the destruction of, all documents, papers, files, notes, samples and materials of any kind, including copies or reproductions thereof, to the extent they contain SUBLICENSOR’s or LICENSOR’s Confidential Information.

8.2.

Internal Dissemination. SUBLICENSEE may only disseminate SUBLICENSOR’s or LICENSOR’s Confidential Information to its employees and agents who need access to such information and have been informed of SUBLICENSEE’s obligations under this Agreement and are bound in writing by obligations of confidentiality and non-disclosure to SUBLICENSEE at least as broad in scope as SUBLICENSEE’s obligations under this Agreement. SUBLICENSEE agrees to restrict disclosure of SUBLICENSOR’s or LICENSOR’s Confidential Information to the smallest number of SUBLICENSEE’s employees and agents who or which have a legitimate need to know the Confidential Information in connection with this Agreement.

8.3.

Enforcement. SUBLICENSEE acknowledges and agrees that due to the unique nature of the Confidential Information, there can be no adequate remedy at law for any breach of its obligations hereunder, which breach may result in irreparable harm to SUBLICENSOR and/or LICENSOR, and therefore, that upon any such breach or any threat thereof, SUBLICENSOR and LICENSOR shall be entitled to appropriate equitable relief, including injunction, without the requirement of posting a bond, in addition to whatever remedies it might have at law.

8.4.

Proprietary Rights. SUBLICENSEE acknowledges and agrees that any Confidential Information of SUBLICENSOR or LICENSOR (including but not limited to the Patents, Patent Application, Technology, and other Intellectual Property of SUBLICENSOR or LICENSOR), and all derivatives, improvements, enhancements, and applications based on or derived from such Confidential Information (whether made by SUBLICENSOR, LICENSOR, or any other party), shall be and remain the sole and exclusive property of SUBLICENSOR and/or LICENSOR.

9.	MISCELLANEOUS.

9.1.

Force Majeure. Neither Party shall be liable for, nor shall it be considered in breach of this Agreement due to, any failure to perform its obligations under this Agreement as a result of a cause beyond its control, including any act of God or public enemy, act of any military, civil or regulatory authority, change in any law or regulation, fire, flood, earthquake, storm or other like event, disruption or outage of communications, power or other utility, labor problem, unavailability of supplies, or any other cause, whether similar or dissimilar to any of the foregoing, which could not have been prevented by the Party with reasonable care.

9.2.	Corporate Authority. Each Party hereby represents to the other as follows:

9.2.1.	That it has full corporate power and authority to enter into this Agreement and perform the obligations hereunder;

9.2.2.	That the execution, delivery and performance of this Agreement by it has been duly approved and authorized by all requisite corporate action of such Party; and

9.2.3.	This Agreement constitutes a valid and legally binding obligation of such Party enforceable against such party in accordance with its terms.

9.3.

Severability. If a specific provision of this Agreement is determined to be invalid or unenforceable for any reason, the specific provision shall be interpreted to call for the protection of SUBLICENSOR’s rights to the greatest extent which is valid and enforceable. In the event that a specific provision of this Agreement is determined to be invalid or unenforceable by a court of competent jurisdiction and the provision cannot be, or the court otherwise declines to permit the provision to be, interpreted to call for protection of SUBLICENSOR’s rights to an extent which is valid and enforceable, the validity and enforceability of the remaining provisions of this Agreement shall not be affected, and the Agreement shall thereafter be construed as if the invalid provision had not been included in the Agreement.

9.4.	Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of California (U.S.A.), without regard to its conflict of law principles.

9.5.

Attorneys’ Fees. In any action between the Parties for relief based in whole or in part on this Agreement (or the breach thereof) or the Patents or Patent Applications, the prevailing Party shall be entitled to recover (in addition to any other relief awarded or granted) its reasonable costs and expenses (including attorneys’ fees and expert witness fees) incurred in the proceeding.

9.6.

Survival. Any provisions which by their express or implicit terms are intended to survive the expiration or termination of this Agreement, shall survive the expiration or termination of this Agreement and be enforceable in accordance with their terms.

9.7.	Section Headings. The section and paragraph headings in this Agreement are for convenience only and are not intended to affect the meaning or interpretation of this Agreement.

9.8.

Successors and Assigns. Each of the Parties agrees that the terms and conditions of this Agreement shall inure to the benefit of and shall be binding on it, each of its respective successors, permitted assigns, affiliates, parents, subsidiaries, officers, directors, employees, agents, other representatives, and the like. SUBLICENSEE shall not assign its rights and duties under this Agreement, in whole or in part, without the prior written consent of SUBLICENSOR, and any such attempted assignment shall be deemed null and void.

9.9.

Waiver. No waiver by either Party of strict compliance with any of the terms and conditions of this Agreement shall constitute a waiver of any subsequent failure of the other Party to comply strictly with each and every term and condition hereof.

9.10.

Counterparts. This Agreement may be executed simultaneously in counterparts, each of which will be deemed an original, but all of which together will constitute the same Agreement. Counterparts may be delivered via facsimile, electronic mail (including .pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or other transmission method, and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

9.11.

Independent Contractors. In the performance of this Agreement, the Parties are independent contractors. Nothing herein contained shall be construed or deemed to create a relationship of principal and agent between the Parties or any form of partnership or joint venture.

9.12.

Contract Interpretation. Ambiguities, inconsistencies, or conflicts in this Agreement shall not be strictly construed against the drafter of the language but will be resolved by applying the most reasonable interpretation under the circumstances, giving full consideration to the Parties’ intentions at the time this Agreement is entered into. Where the context of this Agreement requires, singular terms shall be considered plural, and plural terms shall be considered singular.

9.13.

Entire Agreement; Amendments. This Agreement constitutes the entire agreement between the Parties and supersedes all prior and contemporaneous negotiations and agreements between the Parties concerning its subject matter. This Agreement shall not be varied, amended, modified or supplemented except by a writing signed by duly authorized representatives of both Parties.

9.14.	Intended Third-Party Beneficiary. LICENSOR is an intended third-party beneficiary of the provisions of this Agreement and shall have the right to enforce the provisions hereof.

The Parties hereto have caused this Agreement to be executed by a duly authorized representative of each Party as of the date set forth below.

LIQUIDMETAL GOLF	AMORPHOUS TECHNOLOGY JAPAN, INC.

/s/ Tony Chung	/s/ Ryuji Kajiwara
Name: Tony Chung	Name: Ryuji Kajiwara
Title: CEO	Title: Managing Director